Exhibit 10(l)

ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN C

AS AMENDED AND RESTATED EFFECTIVE DECEMBER 31, 2007

Pursuant to due authorization by the Board of Directors, Alcoa Inc. has adopted the following Alcoa Inc. Employees’ Excess Benefits Plan C, for the exclusive benefit of selected management and highly compensated employees, whose pension benefits calculated under certain qualified and non-qualified plans does not take into account certain deferred compensation amounts.

ARTICLE I - DEFINITIONS

1.1 The following terms have the specified meanings.

A. “Additional Compensation” means any amount which the Participant has irrevocably elected to defer under one or more of the following: (1) the Incentive Compensation Plan of the Company, not including any gain or loss thereon, (2) the Alcoa Deferred Compensation Plan, not including any gain or loss thereon, or (3) the Performance Pay Plan of the Company, not including any gain or loss thereon.

B. “Annual Compensation” means the total payments made by the Company and by any Subsidiaries during a calendar year for services rendered as an employee, except as otherwise provided by contractual agreement, other than living and similar allowances and premium pay and payments made for specific purposes as determined under supplemental rules adopted by the Company. Annual Compensation will include any amounts by which the Participant has elected to reduce his or her salary under the Alcoa Savings Plan for Non-Bargaining Employees or under any cash or deferred arrangement established under Section 401(k) of Internal Revenue Code of 1986 as amended, and will include any Additional Compensation. “Special Payments” within the meaning of the Alcoa Deferred Compensation Plan are not treated as Annual Compensation.

C. “Average Final Compensation” means the average Annual Compensation as determined under the Rule of Plan I in which the Participant participates.

D. “Board of Directors” means the Board of Directors of the Company.

E. “Committee” means the Benefits Management Committee, which has been delegated by the Board of Directors to have the discretionary authority to interpret and administer the Plan.

F. “Company” means Alcoa Inc.

G. “Excess Plan” means the amended and restated Alcoa Inc. Employees’ Excess Benefit Plan C, adopted by the Company as described herein or as from time to time hereafter amended.

H. “Other Plans” means Plan I, any defined benefit retirement plan of any Subsidiary, Alcoa Inc. Employees’ Excess Benefits Plan A (“Excess A”) and Employees’ Excess Benefits Plan B of the Company (“Excess B”), or such similar plan of any Subsidiary, as any presently exist or may exist in the future.

I. “Participant” means any employee of the Company or any Subsidiary who meets one or more of the following requirements:

(1) retires or dies while covered under Excess B, or

(2) has Additional Compensation and is a participant in Plan I, or

(3) on or after January 1, 1989, retires, dies or terminates while covered under Plan I, and immediately prior to retirement, death or termination is in a job grade of 19 or above, or an equivalent of such job grades as determined by the Company.

Effective January 1, 2008, any employee who as of December 31, 2007 is a participant in Rule IC of Plan I and is in a job grade of 27 or above, or an equivalent of such job grade as determined by the Company, is excluded from participation in this Plan but will be eligible under the Alcoa Supplemental Pension Plan for Senior Executives.

J. “Pension Service” means the service used to calculate the Participant’s monthly retirement benefit under Plan I.

K. “Plan I” means Alcoa Retirement Plan I.

L. “Reduced Average Final Compensation” means Average Final Compensation which is calculated by reducing each year’s Annual Compensation used by one-half of the amount, if any, received by a Participant from the Incentive Compensation Plan and the Performance Pay Plan of the Company.

M. “Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company and/or one or more other Subsidiaries, and any non-corporate business entity in which the Company and/or one or more other Subsidiaries have at least a 50% interest in capital or profits.

N. “Surviving Spouse” means a deceased Participant’s spouse who is entitled to receive surviving spouse benefits under Plan I or Excess B.

ARTICLE II - BENEFITS

2.1 Effective January 1, 2008, the benefit payable under this Excess Plan to a Participant who retires or terminates with a vested benefit on or after January 1, 2008 under Plan I—Rules IC, ID, IE, IF, IG, IH, IJ, IM, IN, IP or Excess B as it relates to the foregoing Rules, is equal to the portion of pension benefits in pay status that would have been payable had Plan I used Annual

Compensation in determining the pension benefit, without regard to Section 401(a)(17) of the Code. The pension otherwise payable under this Plan will be subject to offsets for payments made from Other Plans.

2.2 Notwithstanding the foregoing Section 2.1, the following formulas will also continue to apply through December 31, 2012, for anyone who is a Participant as of December 31, 2007. Effective December 31, 2012, the formulas will be frozen as to any additional accruals. Anyone who becomes a Participant after December 31, 2007, will only receive accruals under Section 2.1, and will be ineligible for the following formulas:

A. FORMULA 1 -

(1) for participants who retire on or after January 1, 1989 and are eligible under Plan I - Rules IC, ID, IE, IF, IG, IH , or IJ, or Excess B as it relates to the foregoing Rules, the portion of pension benefits in pay status that would have been payable for that month to a Participant under Plan I at the time Pension Service terminates, had Plan I used Annual Compensation in determining the pension benefit; however, Annual Compensation is subject to the limits provided for in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, through 1993, and $250,000 thereafter, or

(2) for participants who retire under Plan I – Rules IM, IN, or IP, or Excess B as it relates to Rules IM, IN, or IP, the portion of pension benefits in pay status that would have been payable for that month to a Participant under Plan I at the time Pension Service terminates, had Plan I used Annual Compensation in determining the pension benefit, without regard to Section 401(a)(17) of the Code.

B. FORMULA 2 - for participants who retire on or after January 1, 1989, and are eligible under Plan I, Rule IC, or Excess B as it relates to Rule IC, the amount of pension benefits which would have been payable to the Participant using the formula contained in Plan I, Rule IC, effective December 31, 1988, had Plan I, Rule IC used Annual Compensation in determining the pension benefit, or

C. FORMULA 3 - for participants who retire on or after January 1, 1989 under Plan I, Rule IC, or Excess B as it relates to Rule IC, one-twelfth of the following:

(1) a. 1.7% of Reduced Average Final Compensation for each year of Pension Service up to 30 years, plus

      b. 1.3% of Reduced Average Final Compensation for each year of Pension Service in excess of 30, less

      c. the projected earnings Social Security offset as defined in Plan I, Rule IC as of December 31, 1988, less the amount determined in the following paragraph (2) a. and b, or (3) a. and b., as applicable.

(2) a. for Participants who retire prior to attaining age 62 on any type of pension provided under Plan I, Rule IC, or pension equivalent under Excess B as it relates to Rule IC (other than a 55/10 pension or deferred vested pension), a reduction which equals one percent (1%) for each year, and prorated monthly for a partial year, said retirement precedes age 62, times the amount calculated in the foregoing paragraph (1), plus

      b. any and all applicable reductions and offsets in accordance with the provisions of Plan I, Rule IC, or of Excess B as it relates to Rule IC, (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

(3) a. for Participants who retire prior to attaining age 62 on a 55/10 pension or deferred vested pension, the Plan I, Rule IC, actuarial reduction to provide for payment prior to age 62, times the amount calculated in the foregoing paragraph (1), plus

      b. any and all applicable reductions and offsets in accordance with the provisions of Plan I, Rule IC, or Excess B as it relates to Rule IC (i.e., actuarial reductions and any other percentage reduction made in order to create a joint and survivor annuity).

D. The pension otherwise payable under Formulas 1, 2 or 3 will be subject to offsets for payments made from Other Plans.

2.3 A benefit payable under this Excess Plan to the Surviving Spouse:

A. of a deceased retiree, will be 50% of the pension payable to the retiree on the retiree’s date of death, subject to offset for payments made from Other Plans.

B. of an employee who dies while accruing Pension Service, will be 50% of the pension calculated under paragraph 2.1, (or if applicable, the greater of: Formula 1, Formula 2 or Formula 3 (excluding paragraphs 2.2 C. (2), as applicable) on the employee’s date of death, subject to the offset for payments made under Other Plans.

C. of an employee who terminates with only rights to a deferred vested pension, will be 50% of the pension calculated under paragraph 2.1, (or if applicable, the greater of Formula 1, Formula 2 or Formula 3, as applicable) on the date that the employee’s Pension Service is terminated, subject to the offset of payments made under Other Plans.

2.4 Where the benefits under the Other Plans are not payable solely in the form of monthly pension benefits over the same time period, the Committee will, if necessary, adjust the benefits payable under this Excess Plan so that the Participant or Surviving Spouse is neither advantaged nor disadvantaged for pension purposes.

2.5 Benefits payable to a Participant who retires or to a Surviving Spouse under this Excess Plan in conjunction with benefits payable under any specific Other Plans will commence concurrently with benefits payable to said Participant or Surviving Spouse under such Other Plans. Upon the cessation of payment of benefits to a Participant or Surviving Spouse under any Other Plans, benefits payable under this Excess Plan in conjunction with benefits payable under said Other Plans will concurrently cease.

2.6 This Excess Plan will not be construed as conferring any rights upon any Participant for continuation of employment with the Company or any Subsidiary, nor will it interfere with the rights of the Company or Subsidiary to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action might have upon such Participant as a prospective recipient of benefits under this Excess Plan.

2.7 No benefit under this Excess Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in Plan I, will also apply to benefits hereunder.

ARTICLE III - CONTRIBUTIONS

3.1 Benefits payable hereunder will be payable out of general assets of the Company, and no segregation of assets for such benefits will be made. The right of a Participant or a Surviving Spouse to receive benefits under this Excess Plan will be an unsecured claim against said assets.

ARTICLE IV - ADMINISTRATION OF EXCESS PLAN

4.1 The general administration of this Excess Plan will be by the Committee. The Committee has the discretionary authority to interpret this Excess Plan. The Committee’s resolution of any matter concerning this Excess Plan will be final binding upon the Company, any Participant or Surviving Spouse affected hereby.

ARTICLE V - AMENDMENT AND TERMINATION

5.1 This Excess Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by said Board, provided, however, that no amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s rights with respect to benefits that are payable or may become payable under Article II hereof based upon said Participant’s Additional Compensation as of the date of such amendment, suspension termination.

5.2 Provisions Upon Change of Control. Notwithstanding any other provision of the plan, in the event of a Change in Control, as defined in Plan I, neither the Company, Board, Plan Administrator, the Committee or other designee of the Board, may, during the three-year period commencing on the date that the Change of Control occurs:

A. Amend, modify, or terminate the Plan, except to the extent as may be legally required by any law or regulations prescribed thereunder, or any provisions of the Internal Revenue Code or any regulation prescribed thereunder; or

B. Reduce future Plan benefits of any Participant.

ARTICLE VI - CONSTRUCTION

6.1 This Excess Plan will be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania.